Exhibit 1

12 September 2019

British American Tobacco p.l.c.

NOTICE OF REDEMPTION PRICE

to the holders of

B.A.T CAPITAL CORPORATION

(the “Issuer”)

US$2,250,000,000 2.297% Notes due 2020

(the “Notes”)

CUSIP Numbers: 05526DAQ8; U05526AE5; 05526DAR6
ISINs: US05526DAQ88; USU05526AE50; US05526DAR61

NOTICE IS HEREBY GIVEN of the redemption price (the “Redemption Price”) of all of the outstanding US$2,250,000,000 2.297% Notes due 2020 (the “Notes”) issued by the Issuer, which are to be redeemed on 16 September 2019 (the “Redemption Date”) in accordance with the Notes. Citibank, N.A., acts as authentication agent, paying agent, transfer agent, registrar and calculation agent under the Notes.

The Redemption Price payment will be made in accordance with paragraph 5 (Optional Redemption) of the Notes. The Redemption Price will be equal to US$1,002.87 per US$1,000 principal amount, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the Redemption Date, which is equal to US$2.10558333 per US$1,000 principal amount.

From and after the Redemption Date, the Notes will cease to bear interest, and the only right of the registered holders of the Notes called for redemption is to receive payment of the Redemption Price and all accrued and unpaid interest to the Redemption Date.

All conditions of the Notes remain unchanged until redemption and unless otherwise defined in this Notice, terms used in this Notice have the meanings given to them in the Notes.

For and on behalf of

B.A.T Capital Corporation

12 September 2019

Enquiries:

Press Office
+44 (0)20 7845 2888 (24 hours)  | @BATPress

Investor Relations
Mike Nightingale / Rachael Brierley / John Harney
+44 (0)20 7845 1180 / 1519 / 1263

Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and roll-out Potentially Reduced-Risk Products; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 15 March 2019 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.